EXHIBIT 99.1

Rush Enterprises, Inc. Reports Second Quarter Results

SAN ANTONIO, July 18, 2007 (PRIME NEWSWIRE) -- Rush Enterprises, Inc. (Nasdaq:RUSHA) (Nasdaq:RUSHB), which operates the largest network of heavy-duty and medium-duty truck dealerships in North America and a John Deere construction equipment dealership in Houston, Texas, today announced results for the second quarter ended June 30, 2007.

In the second quarter, the Company's gross revenues totaled $519.4 million, an 8.7% decrease from gross revenues of $569.2 million reported for the second quarter ended June 30, 2006. Net income for the quarter was $13.0 million, or $0.51 per diluted share, compared with net income of $14.9 million, or $0.59 per diluted share, in the quarter ended June 30, 2006.

The Company's truck segment recorded revenues of $488.0 million in the second quarter of 2007, compared to $543.9 million in the second quarter of 2006. The Company delivered 1,869 new heavy-duty trucks, 1,324 new medium-duty trucks and 984 used trucks during the second quarter of 2007, compared to 2,695 new heavy-duty trucks, 1,185 new medium-duty trucks and 954 used trucks during the second quarter of 2006. Parts, service and body shop sales increased to $112.0 million in the second quarter of 2007 from $104.8 million in the second quarter of 2006.

The Company's construction equipment segment recorded revenues of $26.3 million in the second quarter of 2007, compared to $20.2 million in the second quarter of 2006. New and used construction equipment unit sales revenue increased 31.8% to $20.7 million in the second quarter of 2007 from $15.7 million in the second quarter of 2006. Construction equipment parts and service sales increased 26.2% to $5.3 million in the second quarter of 2007 from $4.2 million in the second quarter of 2006.

In making the announcement, W. Marvin Rush, Chairman of Rush Enterprises, Inc. said, "As expected, we continued to experience the softening of the Class 8 truck market in the second quarter. While we previously expected United States retail sales of Class 8 units to be weaker in the second and third quarters of 2007, we now expect industry Class 8 deliveries to remain soft for the remainder of the year. We anticipate that Class 8 order intake will increase beginning in early 2008. Additionally, we believe industry conditions including normal customer trade cycles and new diesel emission regulations scheduled to take effect in 2010 will result in a pre-buy beginning in 2008. The magnitude of the 2008 and 2009 pre-buy will be largely dictated by the economy, among other factors. If general economic conditions in the U.S. are good in 2008 and 2009, we believe 2009 could be a record year for U.S. Class 8 deliveries."

W. M. "Rusty" Rush, President and Chief Executive Officer of Rush Enterprises, Inc., said, "We prepared for the expected decrease in Class 8 truck sales by ensuring we had surplus inventory of Class 8 trucks with engines built before the new emissions guidelines took effect to sustain us during the first half of 2007. More importantly, we have focused on expanding our medium-duty and vocational truck offerings, increasing parts and service sales and increasing operational efficiencies throughout the organization. We believe the diversity in our earnings stream and our focus on increasing operational efficiencies will continue to allow us to outperform the truck sales industry in the declining 2007 truck market."

Rusty Rush further explained, "Our people have performed admirably during this soft Class 8 environment. While industry deliveries of Class 8 units are down 37% for the first six months of the year, our Class 8 deliveries are only down 22%. Our medium-duty truck deliveries increased 12% from the second quarter of last year to the second quarter of 2007. Additionally, our second quarter absorption rate held steady at 109%, compared to the second quarter of 2006, despite fewer Class 8 truck deliveries. Even more encouraging was our same store absorption rate, which increased to 106.2% in the first half of 2007 versus 105.3% in the first half of 2006. We believe we can continue to outperform the Class 8 truck market in the third quarter and deliver approximately the same number of Class 8 trucks as we did in the second quarter. Our ability to predict Class 8 deliveries beyond the third quarter is still very limited, but we believe the weak Class 8 truck market's impact on our earnings will continue to be softened by the growth of our medium-duty business and the stability of our absorption rate."

Conference Call Information

Rush Enterprises will host its quarterly conference call to discuss earnings for the second quarter of 2007 on Thursday, July 19, 2007 at 10 a.m. EST/ 9 a.m. CST. The call can be heard live by dialing 800-811-8845 (US) or 913-981-4905 (International) or via the Internet at http://investor.rushenterprises.com/events.cfm.

For those who cannot listen to the live broadcast, the webcast will be available on our website at the above link until October 10, 2007. Listen to the audio replay until August 31, 2007 by dialing 888-203-1112 (US) or 719-457-0820 (International) and entering the replay pass code 4302156.

About Rush Enterprises, Inc.

Rush Enterprises, Inc. operates the largest network of heavy-duty and medium-duty truck dealerships in North America and a John Deere construction equipment dealership in Houston, Texas. Its operations include a network of over 50 Rush Truck Centers located in Alabama, Arizona, California, Colorado, Florida, Georgia, New Mexico, Oklahoma, Tennessee and Texas. The Company has developed its Rush Truck Centers and its Rush Equipment Center as "one-stop centers" where, at one convenient location, its customers can purchase new or used trucks or construction equipment, purchase insurance products, purchase aftermarket parts and accessories and have service performed by certified technicians. For additional information on Rush Enterprises, Inc., please visit www.rushenterprises.com

The Rush Enterprises, Inc. logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=3352

Certain statements contained herein, including those concerning current and projected truck industry and market conditions, the timing of such conditions, sales and delivery forecasts, projections regarding the Company's absorption rates, predictions regarding our ability to outperform the Class 8 truck market, growth of the Company's medium-duty market, ability to properly manage inventories, the Company's prospects and anticipated results for 2007 and the impact of diesel emissions standards on the truck market, are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, competitive factors, general U.S. economic conditions, economic conditions in the new and used truck and construction equipment markets, customer relations, relationships with vendors, the interest rate environment, governmental regulation and supervision, product introductions and acceptance, changes in industry practices, onetime events and other factors described herein and in filings made by the Company with the Securities and Exchange Commission.

                RUSH ENTERPRISES, INC. AND SUBSIDIARIES
                ---------------------------------------
                      CONSOLIDATED BALANCE SHEETS
                      ---------------------------

          (In Thousands, Except Shares and Per Share Amounts)

                                             June 30,      December 31,
                                               2007           2006
                                          -----------      -----------
 Assets                                   (Unaudited)
 ------
 Current assets:
    Cash and cash equivalents             $   165,695      $   161,558
    Accounts receivable, net                   63,116           74,441
    Inventories                               478,627          484,696
     Prepaid expenses and other                 2,247            2,128
    Deferred income taxes, net                  7,790            7,496
                                          -----------      -----------
       Total current assets                   717,475          730,319
 Property and equipment, net                  293,908          278,690
 Goodwill, net                                119,931          117,071
 Other assets, net                              2,056            2,330
                                          -----------      -----------
 Total assets                             $ 1,133,370      $ 1,128,410
                                          ===========      ===========

 Liabilities and shareholders' equity
 ------------------------------------
 Current liabilities:
    Floor plan notes payable              $   418,922      $   446,354
    Current maturities of
     long-term debt                            26,208           25,999
    Current maturities of
     capital lease obligations                  3,183            2,933
    Trade accounts payable                     30,939           37,449
    Accrued expenses                           59,546           61,287
                                          -----------      -----------
       Total current liabilities              538,798          574,022

 Long-term debt, net of current
   maturities                                 173,348          166,125
 Capital lease obligations, net
  of current maturities                        14,099           14,799
 Deferred income taxes, net                    36,420           33,856

 Shareholders' equity:
    Preferred stock, par value
     $.01 per share; 1,000,000
     shares authorized; 0 shares
     outstanding in 2007 and
     2006                                        --               --
    Common stock, par value
     $.01 per share; 40,000,000
     class A shares and
     10,000,000 class B shares
     authorized; 17,261,688
     class A shares and
     8,129,615 class B shares
     outstanding in 2007;
     17,069,494 class A shares
     and 8,072,226 class B
     shares outstanding in 2006                   254              251
    Additional paid-in capital                174,823          169,801
    Retained earnings                         195,628          169,556
                                          -----------      -----------
     Total shareholders' equity               370,705          339,608
                                          -----------      -----------
 Total liabilities and
  shareholders' equity                    $ 1,133,370      $ 1,128,410
                                          ===========      ===========

               RUSH ENTERPRISES, INC. AND SUBSIDIARIES
                ---------------------------------------
                   CONSOLIDATED STATEMENTS OF INCOME
                   ---------------------------------

               (In Thousands, Except Per Share Amounts)
                              (Unaudited)

                             Three months ended     Six months ended
                                  June 30,              June 30,
                            --------------------  --------------------
                               2007       2006      2007        2006
                            ---------  ---------  ---------  ---------

 Revenues:
  New and used
   truck sales               $356,504   $423,717   $734,140   $787,064
  Parts and service           120,502    112,449    237,798    217,316
  Construction equipment
   sales                       20,690     15,706     37,424     30,140
  Lease and rental             13,257     10,239     25,322     19,619
  Finance and insurance         6,273      5,005     11,777      9,070
  Other                         2,178      2,122      4,201      3,914
                            ---------  ---------  ---------  ---------
    Total revenue             519,404    569,238  1,050,662  1,067,123

 Cost of products sold:
  New and used truck
   sales                      328,708    393,298    676,600    727,470
  Parts and service            69,621     66,068    138,044    128,347
   Construction equipment
    sales                      18,386     14,008     33,382     26,706
  Lease and rental             10,964      7,898     21,415     15,034
                            ---------  ---------  ---------  ---------
    Total cost of
     products sold            427,679    481,272    869,441    897,557
                            ---------  ---------  ---------  ---------

 Gross profit                  91,725     87,966    181,221    169,566

 Selling, general and
  administrative               62,539     57,572    122,987    114,228

 Depreciation and
  amortization                  3,675      3,106      7,277      6,014
                            ---------  ---------  ---------  ---------
 Operating income              25,511     27,288     50,957     49,324

 Interest expense, net          4,533      3,518      9,061      7,064

 Gain on sale of assets            68         17        156         50
                            ---------  ---------  ---------  ---------
 Income before taxes           21,046     23,787     42,052     42,310

 Provision for income
  taxes                         7,998      8,920     15,980     15,866
                            ---------  ---------  ---------  ---------
 Net income                 $  13,048  $  14,867  $  26,072  $  26,444
                            =========  =========  =========  =========

 Earnings per common
  share:
  Basic                     $     .51  $     .59  $    1.03  $    1.06
                            =========  =========  =========  =========
  Diluted                   $     .51  $     .59  $    1.02  $    1.05
                            =========  =========  =========  =========

 Weighted average shares
  outstanding:
  Basic                        25,352     24,998     25,265     24,853
                            =========  =========  =========  =========
  Diluted                      25,561     25,215     25,471     25,174
                            =========  =========  =========  =========

CONTACT:  Rush Enterprises, Inc., San Antonio
          Steven L. Keller
          830-626-5226